Contacts: Investor Relations: Meredith Burns ir@cimpress.com +1.781.652.6480 Media Relations: Paul McKinlay mediarelations@cimpress.com Cimpress Announces Debt Transaction and Provides Preliminary Third Quarter Fiscal Year 2021 Financial Results Dundalk, Ireland, April 14, 2021 -- Cimpress plc (Nasdaq: CMPR) announced plans today to raise a senior secured Term Loan B of approximately $1.15 billion to repay existing secured debt and bring liquidity onto the balance sheet. The company is providing third quarter fiscal year 2021 preliminary results to facilitate marketing the transaction. The secured Term Loan B is expected to consist of a $795 million USD tranche and a €300 million EUR tranche, both due 2028. Cimpress plans to use the new debt to redeem all of its 12% second lien notes due 2025, repay amounts drawn under its revolving credit facility and repay all borrowings in respect of the Term Loan A under its secured credit facility. The transaction will be approximately net leverage neutral on a pro-forma basis. The second lien notes will be redeemed at the first call date in mid-May 2021. The Term Loan A will terminate and Cimpress will retain a $250 million revolving credit facility maturing in 2026. “It’s a good time to proactively implement this flexible capital structure,” said Sean Quinn, chief financial officer. “This transaction facilitates our refinancing of the second lien debt we secured at the height of pandemic uncertainty, and allows us to lower our weighted average cost of debt, diversify and expand our lender base by accessing the institutional loan market in Europe and the U.S., and extend the maturity profile of our secured debt. Our capital allocation priorities and financial leverage policy remain unchanged since our last public comments on February 24, 2021: our near-term priority remains organic investment. We see opportunities for M&A of smaller- scale businesses that would integrate into existing Cimpress businesses. We do not expect to pursue share repurchases or any large-scale M&A for the near-term future.” Cimpress expects to allocate the Term Loan B transaction in late April 2021, and close in conjunction with the call date for the second lien notes in mid-May 2021. Preliminary Third Quarter FY 2021 Financial Results Cimpress’ results of operations for the three months ended March 31, 2021 have not been finalized and remain subject to change; however, based on information available as of April 14, 2021, Cimpress’ preliminary third quarter results are expected to be approximately as follows: • Total revenue of $579 million, a 3% year-over-year decline. Year-over-year currency fluctuations benefited consolidated revenue by about 400 basis points, and acquisition timing benefited consolidated revenue by an additional 300 basis points. Please see the table below for the year-over-year change in reported revenue by segment through the quarter. • Operating loss of $16 million. Within this, gross margin was down slightly year over year due to negative currency impacts, as well as product and acquisition-related mix impacts. Advertising as a percent of revenue was about 13% for the quarter. Operating income was impacted by $20 million of lease impairment expense related to the previously announced reduction of office space in our largest leased office facility in Waltham, MA, as well as for another location where our intended use of that leased facility has changed. Most of this impairment expense does not impact our cash flow in the current quarter. These changes to our leased facility footprint that prompted these expenses will result in material annual cash savings in future periods.

- Adjusted EBITDA of $55 million. This is a non-GAAP measure that excludes the following approximate items from the operating loss above: $43 million of depreciation and amortization expense, $10 million of share-based compensation, and $20 million of lease impairment expense described above. Additionally, adjusted EBITDA includes about $2 million of realized losses for currency derivatives that are included below operating income in our income statement. Inclusive of these realized hedging losses, year-over-year currency fluctuations had a negative impact of approximately $4 million on adjusted EBITDA.
- Total debt of $1,341 million, cash and cash equivalents of $36 million, and unused revolver of $516 million as of March 31, 2021.

Cimpress previously commented publicly on January and February 2021 consolidated bookings and in the second half of March 2021 we began lapping the impact of the COVID-19 pandemic on Cimpress' financial results from the year-ago period. Therefore, below is a preliminary view of our reported revenue by segment during the third quarter, showing year-over-year growth in January and February combined, the month of March, and for the full quarter:

	Preliminary Year-Over-Year Reported Revenue Change		
	January-February 2021	**March 2021**	**Q3 FY2021**
Vistaprint	-14%	+54%	+4%
PrintBrothers	-27%	+16%	-14%
The Print Group	-26%	+23%	-13%
National Pen	-15%	+3%	-9%
All Other Businesses	-2%	+44%	+12%
Total	-18%	+34%	-3%

Cimpress revenue results continue to vary by product line and region. We have begun to see recovery in the parts of the world where pandemic restrictions have been lifted or are less severe. For example, preliminary Vistaprint bookings in Australia grew approximately 10% for the third quarter, while bookings across European countries declined by approximately 7%; likewise, bookings from customers in less restricted U.S. states such as Florida, Texas, and Georgia are recovering more quickly compared to bookings in U.S. states such as California, Pennsylvania, or New York that have been more restricted.

"Amidst the on-going pandemic, we see much reason for optimism," said Robert Keane, founder, chairman and chief executive officer. "Over the past year, we have demonstrated the variable nature of our cost structure, made permanent cost reductions and managed our liquidity prudently. Our team members answered a call for rapid new product introduction, and we continued to invest organically and inorganically to position our businesses to thrive as we come out of the pandemic. Though many small businesses continue to be impacted by local restrictions, small business formation has been resilient, and millions of people around the world are being vaccinated every day. We may continue to see some bumps in the road in the near term, but we are increasingly confident based on recent trends and we have an opportunity to continue growing our market share leveraging the investments we have made over recent years including through the pandemic."

Cimpress expects to announce its full third quarter fiscal year 2021 financial results on April 28, 2021. Cimpress preliminary third quarter fiscal year 2021 financial results in this press release have been prepared by management based on currently available preliminary information. Accordingly, the actual results for the third quarter of fiscal year 2021 may differ from the preliminary results as a result of the completion of normal quarter-end accounting procedures and adjustments.

Cimpress has posted to ir.cimpress.com the marketing presentation and related non-GAAP reconciliations it plans to use for the Term Loan B transaction.

About Cimpress
Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include BuildASign, Drukwerkdeal, Exaprint, National Pen, Pixartprinting, Printi, Vistaprint and WIRmachenDRUCK. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

About Non-GAAP Financial Measures To supplement Cimpress’ preliminary financial results presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used adjusted EBITDA defined as a non-GAAP financial measure by Securities and Exchange Commission, or SEC, rules. Adjusted EBITDA is defined as operating income plus depreciation and amortization plus share-based compensation expense plus proceeds from insurance plus earn-out related charges plus certain impairments plus restructuring related charges plus realized gains or losses on currency derivatives less gain on purchase or sale of subsidiaries. We have provided this non-GAAP financial measure because we believe it provides meaningful information regarding our results on a consistent and comparable basis for the periods presented. Adjusted EBITDA should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with GAAP. This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the anticipated closing of the debt transaction described in this press release, the planned redemption of Cimpress’ 12% second lien notes due 2025, potential effects of the COVID-19 pandemic and expectations for our business and market share post-pandemic, our capital allocation plans, and expected savings relating to our leases. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. The parties may choose not to move forward with the debt transaction described in this press release, negotiations may break down, or the closing conditions to the transaction may not be not satisfied, which could cause the transaction to be delayed or not to close at all. Our actual results may differ materially from those indicated by the forward-looking statements in this document as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts and estimates are based; the development, duration, and severity of the COVID-19 pandemic; our failure to anticipate and react to the effects of the pandemic on our customers, supply chain, markets, team members, and business; our inability to make the investments that we plan to make or the failure of those investments to achieve the results we expect; loss or unavailability of key personnel; our failure to maintain compliance with the covenants in our existing debt documents or to pay our debts when due; our inability to make expected changes to the footprint of our leased facilities; competitive pressures; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2020 and the other documents we periodically file with the U.S.SEC. In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this document, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this document.